              CONVERTIBLE SECURITIES EXCHANGE AGREEMENT

    This Convertible Securities Exchange Agreement (the "Agreement") dated as of May 15, 1997, is entered into by and between Zycad Corporation, a Delaware corporation (the "Company") and the undersigned (the "Holder") and relates to the exchange of a $1,225,000 principal amount 6% Subordinated Convertible Debenture due February13, 2000 (the "Debenture") issued pursuant to that certain Convertible Securities Subscription Agreement, dated as of February 13, 1997, between the Company and the Holder, for 35,000 shares of the Company's Series A-1 Convertible Preferred Stock ("Preferred Stock") which is convertible into Common Stock of the Company, and a warrant in the form of Exhibit A hereto to purchase 15,000 shares of Preferred Stock at an exercise price of $35.00 per share (the "Warrant"). The term "Preferred Stock" as used herein shall also refer to the Series A-1 Convertible Preferred Stock issuable upon exercise of the Warrant. The Preferred Stock, the Warrant and the Common Stock issuable upon conversion of the Preferred Stock are sometimes collectively referred to in this Agreement as the "Securities." The Common Stock issuable upon conversion of the Preferred Stock is sometimes referred to as the "Underlying Stock", and the Common Stock issuable upon conversion of the Preferred Stock issuable upon the exercise of the Warrant is sometimes referred to as the "Warrant Stock." Notwithstanding the conversion of the Debenture into Preferred Stock and the Warrant, the representations and warranties set forth in the Convertible Securities Subscription Agreement, dated as of February 13, 1997, between the Company and Holder, shall remain in full force and effect. In consideration of the mutual promises, representations, warrants and conditions set forth herein, and intending to be legally bounded hereby, the Company and the Holder agree as follows:

1.  THE EXCHANGE.

    Upon the execution and delivery of this Agreement and the delivery to the Holder or its representatives of (a) evidence that the Board of Directors of the Company has approved (i) the exchange contemplated hereunder, (ii) the reservation of shares of Common Stock as contemplated herein, and (iii) the recommendation to the shareholders of the Company that they approve the issuance of in excess of 20% of the outstanding Common Stock of the Company pursuant to the transactions contemplated hereby and by the other Convertible Securities Exchange Agreements and (b) an opinion of the general counsel of the Company in form and substance satisfactory to the Holder or its representatives, the Debenture shall be deemed, without further action on the part of either party, exchanged for 35,000 shares of Preferred Stock and the Warrant. The Company shall issue and deliver to the Holder on the date hereof a certificate representing the shares of Preferred Stock and the Warrant. The Holder shall promptly return the original Debenture to the Company for cancellation. The Company shall cause an opinion of its outside counsel in form and substance satisfactory to the Holder or its representatives to be delivered to the Holder by May 31, 1997.

2.  REGISTRATION STATEMENT.

    The Company covenants and agrees that it will file a registration statement on Form S-3 relating to the resale of the Underlying Stock and the Warrant Stock pursuant to the requirements of the Registration Rights Agreement (as defined in Section 4.1) within two (2) business days of the execution and delivery of this Agreement.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Holder that:

    3.1 COMPANY STATUS. The Company has registered its Common Stock pursuant to Section12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of its Common Stock, and such Common Stock is currently listed on the Exchange.

    3.2 CURRENT PUBLIC INFORMATION. The Company's latest proxy statement and Annual Report on Form 10-K sent to the Company's stockholders and all documents filed by the Company with the Securities and Exchange Commission (the "Commission") since December 31, 1996, pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act (excluding preliminary proxy statement filings) (such documents being collectively referred to in this Agreement as the "Exchange Act Reports") are the only filings made by the Company with the Commission since December 31, 1996.

    3.3 NO DIRECTED SELLING EFFORTS OR GENERAL SOLICITATION IN REGARD TO THIS TRANSACTION. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf has conducted any "directed selling efforts" with respect to the Preferred Stock or the Warrant nor has the Company conducted any general solicitation (as the term is used in RegulationD) with respect to any of the Securities, nor have they made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act of 1933, as amended (the "Securities Act").

    3.4 VALID ISSUANCE OF CAPITAL STOCK. The Company has an authorized capitalization consisting of 40,000,000 shares of Common Stock, par value $0.10 and 2,000,000 shares of preferred stock, par value $0.10, warrants outstanding for 254,000 shares of Common Stock, and stock options granted to employees as described in the Exchange Act Reports. As of May 8, 1997, the Company has issued and outstanding 26,999,643 shares of Common Stock and, immediately prior to the exchange contemplated hereby, no shares of preferred stock are issued and outstanding. All of the issued shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Common Stock issuable upon conversion of the Preferred Stock and the Preferred Stock issuable upon exercise of the Warrant, will be duly and validly issued, fully paid and non-assessable; and the holders of outstanding capital stock of the Company are not and shall not be entitled to preemptive or other rights afforded by the Company to subscribe for the capital stock or other securities of the Company as a result of the issuance of the Securities, except for the rights of first refusal set forth herein and in the other

Convertible Securities Exchange Agreements of the Company entered into contemporaneously herewith. The exchange of the Debentures for the Preferred Stock and the Warrant is exempt, and the issuance of the Underlying Stock and Warrant Stock shall be exempt, from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof or other applicable exemption. The Certificate of Designation relating to the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware, is in full force and effect and the Holder is entitled to the rights, preferences and privileges set forth therein.

    3.5 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries, except for those listed on the Subsidiary Exhibit annexed hereto and hereby made a part hereof. The Company and each such subsidiary, if any, is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material and adverse to such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity with respect to which said term is used to enter into and perform its obligations under this Agreement.

    3.6 AUTHORIZATION; ENFORCEMENT. (i)The Company has the requisite corporate power and authority to enter into and perform this Agreement and to exchange and issue the Securities in accordance with the terms hereof and thereof, (ii)the execution, issuance and delivery of this Agreement, the Preferred Stock and the Warrant by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of Common Stock upon the conversion or exercise thereof, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii)this Agreement has been duly executed and delivered by the Company, and (iv)this Agreement constitutes, and upon execution, issuance and delivery thereof the Warrant shall be, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

    3.7 CORPORATE DOCUMENTS. The Company has furnished or made available to the Holder true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

    3.8 NO CONFLICTS. The execution, delivery and performance of this Agreement and the Warrant by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including without limitation the issuance of Common Stock upon the conversion or exercise thereof, do not and will not (i)result in a violation of the Company's Certificate of Incorporation or By-Laws or (ii)conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Holder and not to the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Securities in accordance with the terms hereof and thereof (other than any Commission, National Association of Securities Dealers, Inc. ("NASD") or state securities filings which may be required to be made by the Company subsequent to the date hereof and other than any registration statement which may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Holder herein.

    3.9 EXCHANGE ACT REPORTS. The Company has delivered or made available to the Holder true and complete copies of the Exchange Act Reports (including, without limitation, proxy information and solicitation materials). The Company has not provided to the Holder any information which, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company but which has not been so disclosed. As of their respective dates, the Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such Exchange Act Reports, and none of the Exchange Act Reports and none of the other information concerning the Company provided to the Holder in connection with the transactions contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Exchange Act Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

    3.10 NO MATERIAL ADVERSE CHANGE. Since December31, 1996, the date through which the most recent annual report of the Company on Form10-K which has been prepared and filed with the Commission, a copy of which is included in the Exchange Act Reports, no Material Adverse Effect has occurred or exists with respect to the Company or its subsidiaries, except as described in Exchange Act Reports.

    3.11 NO UNDISCLOSED LIABILITIES. The Company and its subsidiaries have no liabilities or obligations which are material, individually or in the aggregate, and are not disclosed in the Exchange Act Reports, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December31, 1996, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

    3.12      NO UNDISCLOSED EVENTS OR CIRCUMSTANCES.   No event or
circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.

    3.13 NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act.

    3.14 NO BROKERS. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Holder relating to this Agreement for the transactions contemplated hereby.

4.  COVENANTS OF THE COMPANY

    4.1 REGISTRATION RIGHTS. The Company agrees that the Registration Rights Agreement, dated as of February 13, 1997, between the Holder and the Company (the "Registration Rights Agreement"), remains in full force and effect, but shall be deemed amended so that (i) each reference therein to "Debentures" shall be deemed to refer to the "Preferred Stock" or the Certificate of Designation relating to the Preferred Stock, as applicable, (ii) each reference to the "Subscription Agreement" shall be deemed to refer to this Agreement and
(iii) Section 6 thereof shall be deleted. The Company acknowledges that its failure to register the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with this Agreement and the Registration Rights Agreement will cause the Holder to suffer damages and undertake risks in amounts that will be difficult to ascertain and were not anticipated in negotiating the terms of this Agreement and the related documents. Accordingly the parties agree that it is appropriate to include herein a provision for liquidated damages and to compensate the Holder fairly for the additional risk undertaken by the Holder resulting from the Company's delay or failure to effect such registrations. The parties acknowledge and agree that the provisions hereinafter set forth in this
Section 4 and in the provisions of the Certificate of Designation related to the Preferred Stock represent the parties' good faith effort to quantify such damages and to compensate for such additional risk and, as such, agree that the form and amount of damages and risk compensation are reasonable and will not constitute a penalty. If a registration statement filed with the Securities and Exchange Commission pursuant to the Registration Rights Agreement has not become effective prior to July 14, 1997, the Company shall make a cash payment to each holder of Preferred Stock for each day after July 14, 1997, and prior to August 13, 1997 that the registration statement is not effective equal to one-thirtieth of three percent (3%) of the Stated Value of the Preferred Stock originally issued to the Holder. If the registration statement has not become effective prior to August 13, 1997, on August 13, 1997, the Company shall make an additional payment in cash to each holder of Preferred Stock equal to three percent (3%) of the Stated Value of the Preferred Stock originally issued to such holder and shall make an additional three percent (3%) payment at the end of each full 30 day period thereafter until the earlier of the date the registration statement becomes effective or February 14, 1997. If the registration statement has not become effective prior to February 14, 1998, the Holder shall have the redemption right set forth in the Certificate of Designation related to the Preferred Stock.

    4.2 RESERVATION OF COMMON STOCK. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Preferred Stock and Preferred Stock upon exercise of the Warrant; provided, however, that the number of shares so reserved shall, except as hereinafter and in the Preferred Stock (and in the Certificate of Designation related thereto) provided, shall be 6,044,680 shares, subject to reduction and increase as hereinafter provided. The number of shares so reserved may be reduced by the number of shares actually delivered pursuant to conversion of Preferred Stock or exercise of the Warrant (provided that in no event shall the number of shares so reserved be less than the maximum number required to satisfy the remaining conversion rights on the unconverted Preferred Stock and the remaining exercise rights under unexercised portion of the Warrant) and the number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions. In the event the number of shares so reserved shall be insufficient for issuance upon the conversion of the Preferred Stock and exercise of the Warrant, or if the Holders of the Preferred Stock would at any time upon conversion thereof be entitled to the issuance of shares of Common Stock in excess of the limitation in Section 5(d) of the Certificate of Designation relating to the Preferred Stock, then in either case the Company shall use its best efforts and all due diligence to obtain the approval by its shareholders of this Agreement and all transactions contemplated hereunder, including the authorization of such additional shares as may be required to issue such shares in excess of the number so reserved or in excess of such limitation, as the case may be. The Board of Directors of the Company shall recommend such approval to the shareholders. The Company shall, on or before August 31, 1997, hold a meeting of its stockholders and use its best efforts to obtain at such meeting such approvals of the Company's stockholders as may be required to issue all of the shares of Common Stock issuable upon conversion of, or otherwise with respect to, the Preferred Stock (including the Preferred Stock issuable upon exercise of the Warrants) without violating NASD Rule 4460(i) or any successor rule thereto which may then be in effect). The Company shall comply with the filing and disclosure requirements of Section 14 promulgated under the Exchange Act in connection with the solicitation, acquisition and disclosure of such stockholder approval. The Company represents and warrants that its Board of Directors has unanimously recommended that the Company's stockholders approve the proposals contemplated by this Section 4.2 and shall so indicate such recommendation in the proxy statement used to solicit such stockholder approval. The Company represents and warrants that it has reserved an additional approximately 1,800,000 shares of Common Stock for issuance upon conversion of the Company's 6% Subordinated Convertible Debentures and exercise of its Common Stock Purchase Warrants issued in May 1996. The Company agrees to maintain such reserve for such purposes (except to the extent that such shares are issued upon any such conversion or exercise).

    4.3 LISTING OF UNDERLYING SHARES. The Company hereby agrees, promptly to take such action to cause the Underlying Stock and the Warrant Stock to be listed on the Exchange contemporaneously with the effectiveness of the registration statement. The Company further agrees, if the Company applies to have the Common Stock traded on any principal stock exchange or market, it will include in such application the Underlying Stock and the Warrant Stock and will take such other action as is necessary or desirable to cause the Underlying Stock and the Warrant Stock to be listed on such other exchange or market as promptly as possible.

    4.4 EXCHANGE ACT REGISTRATION. The Company will cause its Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act. The Company will take all action under its control to continue the listing and trading of its Common Stock on the Exchange and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Exchange.

    4.5 LEGENDS. The Underlying Stock and the Warrant Stock and certificates evidencing the same shall, upon the effectiveness of the Registration Statement be free of legends (except as provided in Section5.1 below), "stop transfers," so-called, "stock transfer restrictions," so-called, or other restrictions.

    4.6 CORPORATE EXISTENCE. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

    4.7 INCURRENCE OF INDEBTEDNESS. The Company shall not incur any indebtedness for borrowed money other than indebtedness which would have been deemed Senior Indebtedness under the terms of the Debenture.

5.  LEGENDS

    5.1 LEGENDS. The certificates representing shares of Preferred Stock, the Warrant, certificates evidencing any shares of Common Stock issued upon conversion or exercise thereof prior to the effectiveness of the Registration Statement and, except as hereinafter provided in this Section5.1, certificates evidencing shares of Common Stock issued upon conversion of the Preferred Stock, after effectiveness of the Registration Statement, will bear the following legend (the "Legend"):

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

    The Company will promptly issue to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock coterminous with the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form and substance of the Transfer Agent Irrevocable Instruction Exhibit which is annexed hereto and hereby made a part hereof. Such instructions shall be irrevocable by the Company from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time to issue certificates evidencing Underlying Stock or Warrant Stock free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with Company or its counsel and without the need for any further advice or instruction to the transfer agent by or from the Company or its counsel:

         (a) At any time from and after the effectiveness of the Registration Statement except during a Suspension Period (as defined in the Registration Rights Agreement):

              (i) upon any surrender of the Preferred Stock or Warrant for conversion or exercise into Underlying Stock or Warrant Stock, as the case may be, to the extent such surrender is accompanied by a Conversion or Exercise Notice requesting the issuance of certificates evidencing such Stock free of the Legend and either containing or also accompanied by representations to the effect that the Holder of the surrendered Preferred Stock or Warrant intends to effect one or more sales of such Underlying or Warrant Stock pursuant to and in accordance with the Registration Statement, including the prospectus delivery requirements applicable thereto; and

              (ii) upon any surrender of one or more certificates evidencing Underlying Stock or Warrant Stock and which bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing or also accompanied by representations by the Holder of the surrendered Stock to the effect of those described in Section 5.1(a)(i) above; and

         (b) At any time from and after the date hereof, upon any surrender of one or more certificates evidencing Underlying Stock or Warrant Stock and which bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing or also accompanied by representations that (i) the Holder thereof is permitted dispose thereof pursuant to Rule 144(k) under the Securities Act or
(ii) the Holder intends to effect the sale or other disposition of such Stock, whether or not pursuant to the Registration Statement, to a purchaser or purchasers who will not be subject to the registration requirements of the Securities Act, or (iii) such Holder is not then subject to such requirements.

    In addition, and if applicable, the Company shall reissue the Preferred Stock and Warrant without the Legend set forth above at such time as (i) Holder thereof is permitted to dispose thereof pursuant to Rule 144(k) under the Securities Act or (ii) the Holder intends to effect a sale thereof to a purchaser or purchasers who will not be subject to the registration requirements of the Securities Act, or (iii) the Holder is not then subject to such requirements.

    5.2 NO OTHER LEGEND OR STOCK TRANSFER RESTRICTIONS. No Legend has been or shall be placed on the share certificates representing the Securities and no instructions or "stop transfers," so called, "stock transfer restrictions," so called, or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as set forth in this Section 5.

    5.3 HOLDER'S COMPLIANCE. Nothing in this section shall affect in any way the Holder's obligations under and agreement to comply with all applicable securities laws upon resale of the Securities.

6.  OTHER ISSUANCES OF SECURITIES

    6.1 OTHER EQUITY OFFERINGS. During the period beginning on the date hereof and expiring 180 calendar days following the effectiveness of the Registration Statement, the Company will not make any Equity Offerings, except for an offering of rights to subscribe for shares of the Company's Common Stock pursuant to any exemption from the registration requirements of the Securities Act, including without limitation the exemption provided by RegulationsD and S promulgated thereunder. "Equity Offerings" shall mean the issuance or sale by the Company of any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (other than shares or options issued or which may be issued pursuant to the Company's employee or director option plans or shares issued upon exercise of options, warrants or rights outstanding as of February 13, 1997 and listed in the Exchange Act reports).

    6.2 RIGHTS OF FIRST REFUSAL. The Holder shall have a right of first refusal pro rata according to the Holder's ownership of Preferred Stock on the date on which the Company's notice pursuant to this Section 6.2 is given on any Equity Offerings (except for an offering of rights to subscribe for shares of the Company's Common Stock, provided the Holders in such case are given the right to subscribe for the number of shares to which they would have been entitled if they then held the shares of Common Stock into which the Preferred Stock may have been converted), until February 13, 1998, so long as the Holder still holds any Preferred Stock and provided such Equity Offerings are made pursuant to an exemption from the registration requirements of the Securities Act, as amended, including without limitation Regulation D and Regulation S thereunder. The Company shall give the Holder written notice of its proposal to make such an Equity Offering and shall provide with such notice copies of the documentation, with the economic terms of the transaction specified, pursuant to which the Equity Offering is to be effected. The Holder shall have ten (10) business days from receipt of such notice to deliver a written notice to the Company that the Holder wishes to exercise its right of first refusal with respect to such Equity Offering, provided that such offering is completed upon such terms and with such documentation within thirty (30) calendar days after said ten (10) day period. If the Holder exercises its right of first refusal with respect to such Equity Offering, it must close the transactions contemplated by the proposed issuance within ten (10) business days of the exercise of its right hereunder on the same economic terms and using the same documentation provided in the Company's notice to the Holder. If the Holder fails to close the transaction for any reason other than a breach by the Company of its obligations hereunder, such Holder's right of first refusal shall irrevocably terminate with respect to such Equity Offering, provided that such offering is completed upon such terms and with such documentation within thirty
(30) calendar days after said ten (10) day period.

7. LIMITATIONS ON HOLDER'S RIGHT TO CONVERT. Notwithstanding anything to the contrary contained herein, each Conversion Notice (as defined in the Certificate of Designation related to the Preferred Stock) delivered by the Holder shall contain a representation that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such conversion notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the Holder, together with all shares of the Company's Common Stock deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Securities Act, will not exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, but shall be determined exclusive of shares of Common Stock issuable upon conversion of the unconverted portion of the shares of Preferred Stock and the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein or in the Certificate of Designation relating to the Preferred Stock.

8.  CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL

    THIS AGREEMENT SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE

OF LAW. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall, at the option of either party, be litigated only in the United States District Court for the Southern District of New York located in New York County, New York. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party for which it is intended at its address set forth in this Agreement (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.

9.  ASSIGNMENT; ENTIRE AGREEMENT; AMENDMENT

    9.1 ASSIGNMENT OF SUBSCRIPTION AGREEMENT. Neither this Agreement nor any rights of the Holder hereunder may be assigned by either party to any other person. Notwithstanding the foregoing, the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any transferee of any of the Securities purchased or acquired by the Holder hereunder with respect to the Securities held by such person.

    9.2 ASSIGNMENT OF PREFERRED STOCK The Holder may, subject to compliance with the other provisions of this Agreement, without notice, transfer or assign the Preferred Stock and may mortgage, encumber or transfer any of its rights or interest in and to the Preferred Stock and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest; provided, however, that before the Registration Statement contemplated by the Registration Rights Agreement becomes effective, (i) each such assignee, transferee and mortgagee shall be a "sophisticated investor" and each such assignment, transfer, mortgagee or other encumbrance shall comply with Regulation D under the Securities Act as though such transaction has been a part of the original offer and sale of the Debentures by the Company and Regulation D was applicable thereto, or (ii) the holder will furnish the Company with an opinion of counsel to the effect that such assignment, transfer, mortgage or other encumbrance is otherwise exempt from the registration requirements under the Securities Act. Each such assignee, transferee and mortgagee shall have all of the rights and obligations of the Holder under this Agreement. A "sophisticated investor" shall mean a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act

    9.3       ENTIRE AGREEMENT; AMENDMENT.  This Agreement, the Preferred
Stock, the Warrant, the Registration Rights Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

10. TRANSFERS. The Preferred Stock has been issued subject to investment representations of the Holder and may be transferred or exchanged in the United States only in compliance with the Securities Act and applicable state securities laws and in accordance with other applicable provisions hereof.
Prior to due presentment for transfer of shares of Preferred Stock, the Company may treat the person in whose name the Preferred Stock is duly registered on the Company's stock register as the owner thereof for the purpose of receiving payment as therein provided and all other purposes, and the Company shall not be affected by notice to the contrary.

11. PAYMENT OF EXPENSES. The Company agrees to pay all debts and expenses, including attorneys' fees, which may be incurred by the Holder in connection with the negotiation, execution and delivery of this Agreement and the documents executed and delivered in connection herewith and the enforcement of the rights, preferences and privileges of the Preferred Stock, the Warrants and the provisions of this Agreement, and the Registration Rights Agreement.

12. PUBLICITY

    The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Holder without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirements.

13. NO IMPAIRING. The Company shall not intentionally take any action which would impair the rights and privileges of the Preferred Stock set forth herein or in the Certificate of Designation relating to the Preferred Stock or of the holders thereof.

14. NOTICES, ETC.; EXPENSES; INDEMNITY

    14.1 NOTICES. Any notice, demand or request required or permitted to be given by either the Company or the Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or by facsimile, with a hard copy to follow by two day courier addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing. Copies of all notices to the Holder shall be sent to its designee or representative.

    14.2 INDEMNIFICATION. Each party shall indemnify the other against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

15. COUNTERPARTS

    This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

16. SURVIVAL; SEVERABILITY

    The representations, warranties, covenants and agreements of the parties hereto shall survive the execution and delivery of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

17. TITLE AND SUBTITLES

    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

   [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF,


    Holder's Representative           Name of Holder:

    The Palladin Group
    ----------------------------      HALIFAX FUND, L.P.

    By:  Andrew Kaplan                By: The Palladin Group, L.P.
    Its: Vice President

                                      By /s/ Andrew Kaplan
                                        --------------------------------
                                      Name:  Andrew Kaplan
                                      Title: Vice President


                                      Address

                                      Halifax Fund, L.P.
                                      c/o Citco Fund Services Ltd.
                                      Corporate Centre, West Bay Road,
                                      P.O. Box 31106, SMB,
                                      Grand Cayman, Cayman Islands



                                      ZYCAD CORPORATION


                                      By: /s/ Phillips W. Smith
                                         ---------------------------------------

                                      Print Name: Phillips W. Smith
                                                 -------------------------------

                                      Its: President and Chief Executive Officer
                                          --------------------------------------

                              EXHIBIT A

                               WARRANT

                           See Exhibit 4.35








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